As filed with the Securities and Exchange Commission on March 20, 1997
                                                Registration No. 333-__________*
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                         PENNSYLVANIA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)



           Pennsylvania                                 23-1920170
------------------------------------        ------------------------------------
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)


                                 One PEI Center
                      Wilkes-Barre, Pennsylvania 18711-0601
             -------------------------------------------------------
             (Address of registrant's principal executive offices)


             Pennsylvania Enterprises, Inc. Employees' Savings Plan
             ------------------------------------------------------
                            (Full title of the Plan)


      Thomas J. Ward, Secretary                         Copy to:
    Pennsylvania Enterprises, Inc.               Garett J. Albert, Esq.
            One PEI Center                      Hughes Hubbard & Reed LLP
Wilkes-Barre, Pennsylvania 18711-0601            One Battery Park Plaza
            (717) 829-8812                      New York, New York 10004
(Name and address and telephone number
        of agent for service)


                                          Calculation of Registration Fee
------------------------------- --------------------- --------------------- -------------------- --------------------
                                                            Proposed             Proposed
                                                            maximum               maximum
       Title of Shares                 Amount            offering price     aggregate offering        Amount of
       to be registered           to be registered         per unit**             price**         registration fee
------------------------------- --------------------- --------------------- -------------------- --------------------

Common Stock, no par value,         123,761 shares           $22.5625          $2,792,358              $846.17
stated value $5 per share
------------------------------- --------------------- --------------------- -------------------- --------------------


------------------
* On March 20, 1997, the Registrant effected a two-for-one stock split with respect to its Common Stock, no par value, stated value $10 per share ("Prior Common Stock"). Through March 19, 1997, a total of 76,239 shares of Prior Common Stock had been issued under the Plan. The Registrant has on file with the Securities and Exchange Commission Registration Statement No. 33-43838 which relates to the issuance of 200,000 shares of the Registrant's Prior Common Stock under the Pennsylvania Enterprises, Inc. Employees' Savings Plan. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the documents that are deemed to constitute the prospectus under this Registration Statement will also be used in connection with securities covered by such earlier registration statement.

** For purposes of computing the filing fee, the proposed maximum offering price has been computed in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices for Prior Common Stock reported on the New York Stock Exchange on March 14, 1997.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

          Pennsylvania Enterprises, Inc., ("the Company") hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 0-7812):

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

                 (b) The description of the Company's Common Stock contained in the Company's registration statements on Form 8-A therefor filed under
         Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.


Item 4.  Description of Securities
         -------------------------

          Not applicable.


Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

          Not applicable.


Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

          Sections  1741 through 1750 of  Subchapter D of Chapter 17 of the PBCL
contain,  among  other  things,   provisions  for  mandatory  and  discretionary
indemnification of a corporation's directors, officers and other personnel.

          Under  Section  1741,  unless  otherwise  limited  by its  by-laws,  a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), to which any of them is a party or threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

          Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in
Section 1741 or 1742.

          Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel or by the shareholders.

          Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

          Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the PBCL.

          Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in the Subchapter to successor corporations resulting from consolidation, merger or division and to service as a representative of such corporations or of employee benefit plans.

          Section 1750 provides that the indemnification and advancement of expenses granted pursuant to this Subchapter, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

          Article II, Section 15 of the Company's By-Laws, provides that to the fullest extent that the PBCL permits elimination or limitation of the liability of directors, no director shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

          Article VII, Section 1 of the Company's By-Laws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the PBCL. Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Board of Directors at any time designates such person as being entitled to the benefits of such indemnity.

          The Company has purchased director and officer liability insurance for its directors and officers.


Item 7.  Exemption from Registration Claimed
         -----------------------------------

          Not applicable.


Item 8.  Exhibits
         --------

          The  following   exhibits  are  filed  herewith  or   incorporated  by
reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.


4-1 Restated Articles of Incorporation of the Company, as amended -- filed as Exhibit 4-1 to the Company's Registration Statement No. 333-23645.

4-2       By-Laws of the  Company,  as amended and  restated -- filed as Exhibit
          3-2 to the  Company's  Annual  Report on Form 10-K for 1994,  File No.
          0-7812.

4-3       Rights  Agreement  dated as of April 26, 1995  between the Company and
          Chemical  Bank,  as  Rights  Agent  --  filed  as  Exhibit  4-1 to the
          Company's  Quarterly  Report on Form 10-Q for the quarter  ended March
          31, 1995, File No. 0-7812.


5-1 Opinion of Moses & Gelso, L.L.P. as to the legality of the securities being registered.

23-1      Consent of Moses & Gelso, L.L.P. (included in Exhibit 5-1).

23-2      Consent of Arthur Andersen LLP


Item 9.  Undertakings
         ------------

          (a) The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To  include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilkes-Barre, Commonwealth of Pennsylvania, on the 20th day of March, 1997.


                                        PENNSYLVANIA ENTERPRISES, INC.


                                        By:   /s/ John F. Kell, Jr.
                                             -----------------------------------
                                             (John F. Kell, Jr.)
                                             Vice President, Financial Services


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



           Signature                   Title                      Date
           ---------                   -----                      ----

(i) Principal Executive Officer:


    /s/ Thomas F. Karam            President, Chief            March 20, 1997
    -------------------------      Executive Officer and
    (Thomas F. Karam)              Director


(ii) Principal Financial and Accounting Officer:


    /s/ John F. Kell, Jr.          Vice President,             March 20, 1997
    -------------------------      Financial Services
     (John F. Kell, Jr.)


(iii) A Majority of the Board of Directors:


    /s/ Kenneth L. Pollock         Chairman of the              March 20, 1997
    -------------------------      Board of Directors
     (Kenneth L. Pollock)


    /s/ William D. Davis           Vice Chairman of the         March 20, 1997
    -------------------------      Board of Directors
     (William D. Davis)


    /s/ Robert J. Keating           Director                    March 20, 1997
    -------------------------
     (Robert J. Keating)




    /s/ James A. Ross               Director                     March 20, 1997
    -------------------------
     (James A. Ross)



    /s/ John D. McCarthy            Director                     March 20, 1997
    -------------------------
     (John D. McCarthy)


    /s/ Ronald W. Simms             Director                     March 20, 1997
    -------------------------
     (Ronald W. Simms)


    /s/ Kenneth M. Pollock          Director                     March 20, 1997
    -------------------------
     (Kenneth M. Pollock)


    /s/ Paul R. Freeman             Director                     March 20, 1997
    -------------------------
     (Paul R. Freeman)


    /s/ John D. McCarthy, Jr.       Director                     March 20, 1997
    -------------------------
     (John D. McCarthy, Jr.)


    /s/ Richard A. Rose, Jr.        Director                     March 20, 1997
    -------------------------
     (Richard A. Rose, Jr.)


                               INDEX TO EXHIBITS



Exhibit                                                     Sequentially
Number            Description                               Numbered Page

4-1               Restated Articles of Incorporation
                  of the Company,  as amended --
                  filed  as  Exhibit  4-1  to  the
                  Company's   Registration Statement
                  No. 333-23645.

4-2               By-Laws of the  Company,  as amended
                  and  restated -- filed as Exhibit
                  3-2 of the  Company's  Annual  Report
                  on Form 10-K for 1994, File No. 0-7812.

4-3               Rights  Agreement  dated  as of April
                  26,  1995  between  the Company and
                  Chemical Bank, as Rights Agent --
                  filed as Exhibit 4-1 to the
                  Company's  Quarterly  Report  on
                  Form 10-Q for the quarter ended
                  March 31, 1995, File No. 0-7812.

5-1               Opinion of Moses & Gelso,  L.L.P.
                  as to the  legality  of the securities
                  being registered

23-1              Consent of Moses & Gelso, L.L.P.
                  (included in Exhibit 5-1)

23-2              Consent of Arthur Andersen LLP
